                                                                    Exhibit 10.1

                             EMPLOYMENT AGREEMENT


     This EMPLOYMENT AGREEMENT (the "Agreement"), effective as of the 1st day of October, 1997, between May & Speh, Inc., a Delaware corporation (the "Company") and Michael J. Loeffler ("Executive");

                                 WITNESSETH:

     A.  Executive is currently employed by the Company as an executive officer;

     B. The Company desires to continue to obtain the benefits of Executive's knowledge, skill, and experience by employing Executive upon the terms and subject to the conditions of this Agreement; and

     C. Executive desires to continue to be employed by the Company upon the terms and subject to the conditions of this Agreement.

                                 AGREEMENTS:

     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth below, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby covenant and agree as follows:

     1. Definitions. For purposes of this Agreement, the following capitalized terms shall have the following meanings, and all other capitalized terms used in this Agreement but not defined in this paragraph 1 shall have the meanings assigned elsewhere in this Agreement:

     "Base Amount" means $300,000.

     "Cause" has the meaning assigned in paragraph 5(a).

     "Change in Control" has the meaning assigned in paragraph 6(f).

     "Code" means the Internal Revenue Code of 1986, as amended, or any successor thereto.

     "Compensation Committee" means the applicable compensation committee of the Board of Directors of the Company, or in the absence thereof, the Board of Directors.

     "Disabled" or "Disability" has the meaning assigned in paragraph 5(c).

     "Employment Period" has the meaning assigned in paragraph 2.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and any successor thereto.

     "Good Reason" has the meaning assigned in paragraph 6(e).

     "Notice of Termination" means a written notice of either the Company or Executive, as applicable, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination.

     "Termination Date" has the meaning assigned in the initial paragraph of paragraph 5.

     2. Employment Period. The Company shall employ Executive, and Executive shall be employed by the Company and shall provide services to the Company for the period beginning on the date hereof, and continuing for a period of five years (whereby each year is comprised of 12 complete, consecutive months) (the "Employment Period") or such earlier date on which Executive's employment is terminated in accordance with paragraph 5 below; provided, however, that after expiration of the initial Employment Period, the Employment Period shall automatically be extended or re-extended for successive one year periods unless the Company or Executive delivers a notice specifying such party's intent not to extend or re-extend the Employment Period at least ninety (90) days prior to an extension or re-extension date.

     3.  Performance of Duties.

          (a) Executive's title shall be Executive Vice President, Direct Marketing Services. Executive shall possess such powers and perform such duties as are determined by the Chief Executive Officer of the Company, as well as such other powers and duties as are normally incident to such position, as provided in the By-laws of the Company and in accordance with the General Corporation Law of the State of Delaware. Executive shall perform his duties fully and faithfully and shall report to the Chief Executive Officer of the Company.

          (b) Executive agrees that during the Employment Period he shall devote substantially his full business time to the business affairs of the Company, provided, however, that notwithstanding any other provision hereof, the parties acknowledge that Executive may engage in other business activities, including but not limited to attending to his personal investment activities and serving as a member of the board of directors of public, private, and not-for-profit companies, to the extent that such activities do not interfere with the performance of his duties hereunder, and that Executive shall be entitled to retain all compensation (whether in the form of cash, equity securities or perquisites) paid or delivered to executive in connection with such activities. Executive agrees that Executive shall not, without the prior consent of the Board of Directors or Chief Executive Officer of the Company (which consent shall not be unreasonably withheld), agree to serve on any boards of directors other than the boards of directors upon which Executive presently serves.

     4. Compensation. For services rendered by Executive under this Agreement and upon the condition that Executive fully and faithfully perform all of his duties and obligations set forth herein, Executive shall be compensated for his services as follows:

          (a) Subject to the following sentence, Executive shall receive an annual salary, payable in monthly or more frequent installments, in an amount equal to the Base Amount, less income tax withholdings and other normal employee deductions. The Base Amount shall be reviewed annually by the Compensation Committee as of the end of each fiscal year commencing September 30, 1998, and may, at the sole discretion of the Compensation Committee, be increased by an amount that it deems appropriate. If the Base Amount is increased by the Compensation Committee, it shall not be decreased thereafter during the Employment Period.

          (b) Executive shall receive bonus payments in accordance with any arrangements or bonus plans established by the Company for its senior executive officers, in such amounts and upon such terms as are determined by the Compensation Committee pursuant to such plans. The Company agrees that Executive will be eligible for a potential bonus for the fiscal year ending September 30, 1998, to be determined by the Compensation Committee in its discretion.

          (c) Executive shall be a participant, to the extent he meets all eligibility requirements of general application, in any and all plans, programs and arrangements maintained by the Company to provide benefits for its employees, including, but not limited to, medical and hospitalization, group term life insurance, disability, profit sharing, employee stock ownership and retirement plans. The Company shall not make any changes in such plans, programs and arrangements which would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a plan, program or arrangement applicable to all senior executive employees of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other senior executive employee of the Company.

          (d) Without limiting the generality of paragraph 4(c), upon presentation of appropriate premium notices, the Company shall pay, or reimburse Executive for, the premiums of one or more term life insurance policies on Executive's life in an aggregate amount not to exceed $2,500,000, provided that the maximum premium(s) payable by the Company under this paragraph 4(d) shall not exceed $5,000. Executive shall be the owner of such policy or policies and shall have the sole right to designate the beneficiaries of such policy or policies. Executive agrees to comply with reasonable requests of the Company in connection with the Company's attempts to obtain, maintain, replace or renew one or more insurance policies on the life of Executive, of which the Company would be the owner and have the right to designate the beneficiaries of such policies; provided that the Company's attempts to obtain, maintain, replace or renew such policies do not interfere with Executive's attempts to obtain, maintain, replace or renew the policies referred to above.

          (e) Executive shall be entitled to take such reasonable vacations as are consistent with the full and faithful performance of his duties under this Agreement, but not less than such vacation time as is permitted by Company policy.

          (f) Executive shall be entitled to be reimbursed for regular dues and business-related expenses attendant to his membership in the DuPage Club.

          (g) Executive shall be entitled to such perquisites as may be customarily granted by the Company to its senior executives.

          (h) The Company shall reimburse Executive for the reasonable and necessary business expenses incurred by him in connection with the performance of his duties and obligations as set forth herein. Reimbursement shall be made upon the presentation by Executive to the Company of reasonably detailed statements of such expenses.

Payment of the Base Amount shall not in any way limit or reduce any other obligation of the Company pursuant to this Agreement, and no other compensation, benefit, or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Executive's Base Amount, except that, for the period commencing on the date Executive becomes Disabled and ending on the Termination Date, the Base Amount shall be reduced by any amounts that are payable to Executive prior to or during such period under any disability benefit plan of the Company in which Executive participates.

     5. Termination. Executive's employment hereunder shall terminate at the end of the Employment Period. In addition, the Employment Period may be terminated at any time as provided in this paragraph 5, and, subject to the last paragraph of this paragraph 5, the applicable effective date of termination as expressed herein shall be referred to as the "Termination Date".

          (a) Cause. The Employment Period may be terminated at the option of the company for "Cause" (as such term is hereinafter defined), effective upon the date stated in the Notice of Termination to Executive. As used herein, the term "Cause" shall mean and be limited to:

               (i) Executive's conviction of (or plea of no contest or similar plea to) a felony; or

               (ii) Executive's intentional continuing refusal to substantially perform his obligations under this Agreement (except by reason of incapacity due to illness or accident) if he (a) shall have failed to remedy the alleged breach caused by such conduct within 30 days from the date written notice is given by the Secretary of the Company demanding that he remedy the alleged breach caused by such conduct, or (b) shall have failed to take reasonable steps in good faith to that end during such 30-day period, provided that, with respect to this paragraph 5(a)(ii), after the end of such 30-day period there shall have been delivered to Executive a certified copy of a resolution of the Board of Directors of the Company, adopted by the affirmative vote of not less than two-thirds of the members of the Board of Directors, taken at a meeting of the Board of Directors at which Executive, together with his counsel, is given the opportunity to be heard (hereafter, a "Supermajority Vote"), finding that Executive was guilty of conduct set forth in this paragraph 5(a)(ii) and specifying the details thereof, and that Executive has failed to take reasonable steps in good faith to remedy the alleged breach caused by such conduct, or

               (iii) upon a finding by a Supermajority Vote that Executive engaged in willful fraud or defalcation, either of which involved funds or other assets of the Company.

          (b) Death. The Employment Period shall terminate automatically effective upon the death of Executive.

          (c) Disability. In the event Executive becomes Disabled (as such term is hereinafter defined) during the Employment Period, and the Company is unable to make a reasonable accommodation which would enable Executive to continue to perform the essential functions of his employment position with the Company, the Employment Period may be terminated at the option of Executive or the Company effective 30 days after a Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period). "Disabled" or "Disability" means a determination, made at the request of Executive or upon the reasonable request of the Company set forth in a notice to Executive, by an independent competent medical authority that Executive is unable to perform his duties as specified in this Agreement and in all reasonable medical likelihood such inability will continue for a period in excess of 180 days. Unless otherwise agreed by Executive and the Board of Directors, the independent medical authority shall be selected by Executive and the Company each selecting a board certified licensed physician and the two physicians selected shall designate an independent medical authority, whose determination that Executive is Disabled shall be binding upon the Company and Executive.

          (d) Voluntary Resignation. Executive may resign his employment at any time, effective upon Notice of Termination (which shall state whether such resignation is with Good Reason) given by Executive to the Company.

          (e) Termination Without Cause by the Company. The Company may terminate Executive's employment at any time, effective upon Notice of Termination

     (which shall state that such termination is without Cause) given by the Company to Executive.

If, within 30 days after any Notice of Termination for Cause is given by the Company, Executive notifies the Company that a dispute exists concerning the termination, then the Termination Date shall be the date (the "Final Determination") as determined either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). Notwithstanding the foregoing, the Company shall not be prohibited from removing Executive from his position with the Company pending the Final Determination provided that such removal is without prejudice to Executive's rights to receive all benefits from the Company to which he may be entitled upon the Final Determination.

     6. Separation Benefits. Executive shall be entitled to receive separation benefits upon such events and in such amounts as are set forth in this paragraph
6. All payments made to Executive under this paragraph 6 shall be subject to income tax and other required withholdings.

          (a) Termination Without Cause or for Good Reason.

               (i) Subject to subparagraph (ii) of this paragraph 6(a), in the event that Executive's employment with the Company is terminated at any time during the Employment Period by the Company without Cause, or by Executive for "Good Reason" (as such term is hereafter defined in paragraph 6(e) below), then Executive (or if he shall have died after termination but prior to payment, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) shall be paid by the Company an amount equal to the product of Executive's Base Amount in effect as of the Date of Termination, multiplied by two (2) (the "Termination Amount"). The Termination Amount shall be payable in cash in a lump sum on or before the fifteenth day following the Date of Termination, provided, however, that in the event that Executive is required to perform consulting services pursuant to paragraph 11 below, ten percent (10%) of the Termination Amount shall be deducted from the lump sum payment referred to above and shall be payable in monthly or more frequent installments during the Consulting Period (as defined in paragraph 11 below) in consideration for Executive holding himself available to perform the consulting services as described in paragraph 11.

               (ii) Notwithstanding the foregoing, in the event that Executive's employment is terminated by the Company (or its successor) without Cause at any time during the Employment Period within the two year period immediately following a Change in Control (as such term is hereafter defined in paragraph 6(f) below), then, in lieu of the amounts payable under paragraph 6(a)(i) above, Executive (or if he shall have died after termination but prior to payment, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) shall be paid by the Company an amount equal to the product of Executive's Base Amount in effect as of the Date of Termination, multiplied by three (3), payable in cash in a lump sum on or before the fifteenth day following the Date of Termination.

          (b) Termination Upon Death. If the Employment Period is terminated by Executive's death, the Company shall pay Executive's surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest, (i) an amount equal to the then current Base Amount (paid in one lump sum payment on or before the fifteenth day following the date of Executive's death), and (ii) any death benefit payable under any employee benefit plans, programs and arrangements of the Company in which Executive is a participant on the date of his death.

          (c) Termination Upon Disability. If the Employment Period is terminated in accordance with the terms of paragraph 5(c) because of Executive's Disability, the Company shall pay to Executive (or in the event of Executive's death after finding of Disability, his surviving spouse, or if he leaves no spouse, his personal representative, as successor in interest) all compensation and benefits specified under paragraph 4 herein, for a period of one year from the Date of Termination, payable in the same manner as if the Employment Period had not been terminated.

          (d) Additional Separation Benefit. For a period of three years following (i) the full completion of the Employment Period, or (ii) the Date of Termination of the Employment Period for any reason (except for (x) termination by the Company for Cause, or (y) termination by Executive for any reason other than Good Reason), the Company shall permit, at the Company's expense, Executive, his spouse and dependents, as applicable (the "Benefit Participants"), to participate in all group medical and health insurance plans and employee benefit plans, programs and arrangements which are now or prior to the Date of Termination of the Employment Period made available to the senior executive employees of the Company (the "Plans") (including but not limited to such Plans in which Executive was entitled to participate immediately prior to the Date of Termination), in the same manner provided to its other senior executive employees; provided, however, that this paragraph 6(d) shall not apply in the event that (i) the Company shall hereafter terminate the applicable Plan, or (ii) the participation of the Benefit Participates in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Code, or (iii) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan. In the event that any of the Benefit Participants' participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, or the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan, the Company shall permit the Benefit Participants to acquire substantially comparable coverage or benefits, at the Company's expense, from a source of Executive's or his spouse's choosing, provided, however, that if provision of such coverage or benefit would result in a cost of excess of 130% of the cost to the Company if provided under a Company Plan, the Company may satisfy its obligations under this paragraph 6(d) by contributing to the Benefit Participants 130% of the cost to the Company under the Company Plans. Notwithstanding the foregoing, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this paragraph 6(d) if the Benefit Participants receive such coverage and benefits from any other source.

          (e) Good Reason Defined. For purpose of this Agreement, "Good Reason" means:

               (i) a Change in Control of the Company (as defined in paragraph 6(f) below);

               (ii) a decrease in the total amount of Executive's Base Amount below the amount in effect on the date hereof;

               (iii) a reduction in Executive's title, a material permanent reduction in his duties or job responsibilities, a material adverse change in his working conditions, or the relocation of Executive's office more than 40 miles from the Company's present executive offices, in each case without Executive's consent;

               (iv) a failure by the Company to comply with any material provision of this Agreement or any Nonqualified Stock Option Agreement between the Company and the Executive if the Company shall have failed to remedy the alleged breach within 30 days from the date written notice is given by Executive demanding that the Company remedy the alleged breach;

               (v) any purported termination of Executive's employment which is not effected pursuant to a proper Notice of Termination (and for purposes of this Agreement no such purported termination shall be effective); or

               (vi) modification, without Executive's consent, of the vesting schedule, exercise period, or number of shares which are subject to stock options issued to Executive pursuant to one or more Nonqualified Stock Option Agreements between the Company and the Executive.

          (f) Change in Control Defined. For purposes of this Agreement, a "Change in Control" shall be deemed to occur in the following situations:

               (i) in the event any "person" (as such term is used in paragraphs 13(d) and 14(d) of the Exchange Act) or more than one such person acting as a group, other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company, in a transaction or a series of transactions, representing thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities ordinarily having the right to vote for the election of directors of the Company;

               (ii) during any period of two consecutive years during the Employment Period, individuals who at the beginning of the Employment Period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's stockholders, of each director who was not a director at the beginning of the Employment Period has been approved in advance by directors representing at least two-thirds of the directors then in office who were (A) directors at the beginning of the Employment Period, or (B) previously approved in accordance with this subparagraph (ii);

               (iii) the Company sells or otherwise disposes of all or substantially all of its assets; and

               (iv) the Company participates in a merger or consolidation and, immediately following the consummation of such merger or consolidation, the Company's stockholders prior to such merger or consolidation do not own 50% or more of the voting shares of stock of the surviving or successor corporation.

          (g) Excise Tax Gross-Up. If Executive becomes entitled to one or more payments (with a "payment" including, but not limited to, the vesting of an option or other non-cash benefit or property), whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company or any affiliated company (the "Total Payments"), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the "Excise Tax"), the Company shall pay to Executive at the time specified below an additional amount (the "Gross-Up Payment") (which shall include, but not be limited to, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-Up Payment provided for by this subparagraph (g), but before reduction for any federal, state, or local income or employment tax on the Total Payments, shall be equal to the sum of (a) the Total Payments, and (b) an amount equal to the product of any deductions disallowed to Executive for federal, state, or local income tax purposes because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state, or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

          For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

               (i) The Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing ("Independent Advisors") selected by the Company and reasonably acceptable to Executive, the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax;

               (ii) The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the total amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying clause (i) above); and

               (iii) The value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

               For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive's adjusted gross income); and (C) to have otherwise allowable deductions for federal, state, and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income. In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-Up Payment is made, Executive shall repay to the Company at the time that the amount of such reduction in Excise Tax is finally determined

          (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit of Executive) the portion of the Gross-Up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-Up Payment, plus interest on the amount of such repayment at the rate provided in
          Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

               The Gross-Up Payment provided for above shall be paid on the 30th day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax; provided, however, that if the amount of such Gross-Up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to Executive on such day an estimate, as determined by the Independent Advisors, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). If more than one Gross-Up Payment is made, the amount of each Gross-Up Payment shall be computed so as not to duplicate any prior Gross-Up Payment. The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company's control over any such proceedings shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority. Executive shall cooperate with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-Up Payment hereunder.

     7.  Restrictive Covenants.

          (a) Restrictions. During the Employment Period and continuing until the date that is 24 months after the Termination Date (the "Non-Compete Period"), Executive shall not, without the prior written authorization of the Board of Directors of the Company, (i) directly or indirectly render services of a business, professional or commercial nature (whether for compensation or otherwise) to any person or entity that directly competes with the direct marketing services business of the Company, (ii) attempt in any manner to solicit from any customer or prospect business of the type performed by the Company or to persuade any customer or prospect of the Company to cease doing business or to reduce the amount of business which any such customer or prospect has customarily done or contemplates doing with the Company, whether or not the relationship between the Company and such customer or prospect was originally established in whole or in part through Executive's efforts, (iii) render to or for any customer of the Company any direct marketing services, or (iv) employ or attempt to employ or assist anyone else to employ any person who is at such time, or at any time during the preceding year was, an employee of or consultant to the Company, provided that this clause shall not restrict Executive from employing a third party vendor who supplies generic services to the industry. This paragraph 7 shall not, however, prevent Executive from investing in securities issued by any corporation provided the holdings thereof by Executive do not constitute more than three percent of any one class of such securities.

          (b) Usage. As used in this paragraph 7, the verb "employ" shall include its variations, for example, retain, engage or conduct business with; the term "the Company" shall include subsidiaries of the Company; the term "customer" shall mean anyone who is a customer of the Company immediately prior to or at any time during the Non-Compete Period; and the term "prospect" shall mean any prospective customer of the Company which is being actively pursued by the Company during the year immediately prior to the Non-Compete Period. "Actively pursued" means that the Company has been "short-listed" to receive a request for proposal ("RFP"), has received an RFP, is in the process of developing a proposal in response to an RFP, or has a proposal outstanding.

          (c) Acknowledgment. The parties acknowledge that the time, scope, and other provisions of this paragraph 7 and the following paragraph 8 have been specifically negotiated by the parties and agree that all such provisions are reasonable under the circumstances and are given as an integral and essential part of Executive's employment hereunder. In the event that any covenant contained in this paragraph 7 or in paragraph 8 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and to the maximum intent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     8.  Confidentiality.

          (a) Disclosure and Use. Executive shall not disclose or use at any time, either during or after the Employment Period, any trade secrets or other confidential information of the Company of which Executive is or becomes informed or aware of prior to or during the Employment Period, except (i) as may be required for Executive to perform his duties and obligations under this Agreement, (ii) to the extent such information has been disclosed to Executive by a third party who is not affiliated with the Company or which otherwise becomes generally available to the public, (iii) information which must be disclosed as a result of a subpoena or other legal process, or (iv) unless Executive shall first secure the Company's prior written authorization. This paragraph shall survive the termination of this Employment Period, whether by lapse of time or otherwise, and shall remain in effect and be enforceable against Executive for as long as any such Company trade secrets or confidential information retains commercial value. Executive shall execute additional agreements and confirmations of his obligations to the Company concerning such non-disclosure of Company trade secrets and other confidential information as the Company may require from time to time, provided that the execution of such additional agreements and confirmations are (i) reasonable and (ii) are required of all other senior executive employees of the Company under similar circumstances.

          (b) Return of Materials. Upon termination of his employment for any reason, Executive (or in the event of termination due to Executive's death, his surviving spouse or personal representative, as applicable) shall promptly deliver to the Company all materials of a secret or confidential nature relating to the Company's business, which are in the possession or under the control of Executive.

     9. Ideas and Improvements. Executive hereby assigns to the Company all of his rights, title, and interest in and to all inventions, discoveries, processes, designs, and other intellectual property (hereinafter referred to collectively as the "Inventions"), and all improvements on existing Inventions made or discovered by Executive during the term of his employment by the Company. Promptly upon the development or making of any such Invention or improvement thereon, Executive shall disclose the same to the Company and shall execute and deliver to it such reasonable documents as it may request to confirm the assignment of Executive's rights therein and, if requested, shall assist the Company in applying for and prosecuting any patents which may be available in respect thereof. The Company acknowledges and hereby notifies Executive that this paragraph 9 does not apply to an Invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (a) the Invention relates to (i) the business of the Company, or (ii) the Company's actual or demonstrably anticipated research or development, or (b) the Invention results from any work performed by Executive for the Company.

     10. Remedies. If, at any time, Executive violates to any material extent any of the covenants or agreements set forth in paragraphs 7, 8 and 9, the Company shall have the right to terminate all of its obligations to make further payments under this Agreement. Executive acknowledges that the Company would be irreparably injured by a violation of paragraph 7, 8 or 9 and agrees that the Company shall be entitled to an injunction restraining Executive from any actual or threatened breach of paragraph 7, 8 or 9 or to any other appropriate equitable remedy without any bond or other security being required.

     11. Consulting Arrangement. For a period of 24 months after the date that Executive's employment with the Company is terminated (i) by the Company without Cause at any time during the Employment Period before a Change in Control, or
(ii) by Executive for "Good Reason" pursuant to paragraphs 6(e)(ii) through (vi) of this Agreement (the "Consulting Period"), Executive shall serve as a consultant to the Company. As a consultant, Executive shall perform such services, at such locations and during reasonable business hours, as are mutually agreed upon by the Executive and the Company, commensurate with Executive's expertise and experience as an employee of the Company. Executive shall be available to perform approximately 600 hours of consulting services during the Consulting Period. In consideration for making himself available to perform consulting services, Executive shall be paid as provided in paragraph 6(a)(i) of this Agreement. In addition, Executive shall be compensated by the Company at the rate of $150 per hour, less income tax and other required withholdings, in consideration for the actual performance of consulting services. Payments to Executive pursuant to this paragraph 11 shall be made in monthly or more frequent installments. Executive shall be reimbursed for the reasonable and necessary business expenses incurred by him in connection with the performance of his consulting services. In addition, as provided in the Amended and Restated 1994 Executive Stock Option Plan of May & Speh, Inc., for as long as Executive remains an employee of or consultant to the Company, Executive shall continue to be entitled to, and vest in, the stock options issued to Executive pursuant to any stock option agreements between the Company and the Executive. At all times during the Consulting Period, Executive shall be considered an independent contractor and not an agent or employee of the Company, and he shall not hold himself out as such or as having the power to bind the Company.

     12.  Resolution of Disputes.

          (a) In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties (other than a controversy contemplated by paragraphs 6 (separation benefits) and 13 (legal fees and expenses) herein), within 60 days of the date the dispute arose, such controversy shall be finally settled by arbitration conducted expeditiously in accordance with the American Arbitration Association Commercial Arbitration Rules by a board of three independent arbitrators. Either the Company or Executive may institute such arbitration proceeding by giving written notice to the other party and by designating one independent arbitrator. Within 10 days thereafter, the other party shall designate a second independent arbitrator, and such two arbitrators shall thereafter select the third independent arbitrator. A hearing shall be held by the three arbitrators in the City of Chicago, Illinois, and a decision of the matter submitted to them shall be rendered promptly in accordance with the rules of the American Arbitration Association. The decision of a majority of the arbitrators shall be final and binding upon all parties hereto. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. If the responding party shall fail to appoint an independent arbitrator within the 10-day period above, the American Arbitration Association may be called upon by the other party to appoint such independent arbitrator and such two arbitrators shall thereupon select a third independent arbitrator and the three arbitrators thus chosen shall constitute the board of arbitration. The cost of arbitration (other than as provided in paragraph 13) shall be borne by the Company. The arbitrators are not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any damages in excess of compensatory damages.

          (b) Notwithstanding the foregoing, Executive acknowledges and agrees that the Company may seek in a court of competent jurisdiction an injunction prohibiting Executive's breach or alleged breach of paragraphs 7, 8 and 9.

     13. Legal Fees. Subject to any arbitration award of fees and expenses, each party shall bear its own costs and expenses, including attorneys fees, incurred in connection with the enforcement of this Agreement.

     14. Amendment and Termination. This Agreement may be amended or canceled by mutual agreement of the parties without the consent of any other person and, as long as Executive lives, no person, other than the parties hereto, shall have any rights under or interest in this Agreement or the subject matter hereof.

     15. Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if given in writing and personally delivered or sent by registered or certified mail, return receipt requested, or by facsimile, telegram or telex followed by a confirmation letter sent by registered or certified mail, return receipt requested, addressed as follows:

          If to the Company:    May & Speh, Inc.
                                1501 Opus Place
                                Downers Grove, IL 60515
                                Attention: Chief Financial Officer
                                Facsimile: (630) 971-4845

          If to Executive:      Michael J. Loeffler
                                _____________________________
                                _____________________________
                                Phone: ______________________
                                Fax: ________________________

     16. Non-assignment. The interests of Executive under this Agreement are not subject to the claims of his creditors and may not be voluntarily or involuntarily assigned, alienated or encumbered.

     17. Severability. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render such provision valid, or not applicable to given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one of more of the provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

     18. Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and Executive, and, in the case of the Company, its successors and assigns and any Person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business, and in the case of Executive, his heirs, executors, administrators, legal representatives, successors and assigns.

     19. Prior Agreements. This Agreement cancels any employment agreement, whether written or oral, entered into between the Company and Executive prior to the day and year first above written, including the Employment Agreement dated as of October 1, 1994, by and between the Company and Executive.

     20. Counterparts. The Agreement may be executed in two or more counterparts, any one of which shall be deemed an original and all of which taken together shall constitute a single instrument.

     21. Governing Law. This Agreement, and all matters or disputes relating to the validity, construction, performance or enforcement hereof, shall be governed, construed and controlled by and under the laws of the State of Illinois without regard to principles of conflicts of law.

     IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.


                                    ________________________________________
                                    Michael J. Loeffler



                                    MAY & SPEH, INC.



                                    By: ____________________________________
                                          Peter I. Mason
                                          President and Chief Executive
                                          Officer


                                    MAY & SPEH, INC.



                                    By: ____________________________________
                                          Eric Loughmiller
                                          Executive Vice President and Chief
                                          Financial Officer